CERTIFICATE OF CONVERSION

CONVERTING

DREAMWORKS ANIMATION SKG, INC.
(A Delaware Corporation)

TO

DREAMWORKS ANIMATION, LLC
(A Delaware Limited Liability Company)

This Certificate of Conversion is being filed for the purpose of converting DreamWorks Animation SKG, Inc., a Delaware corporation, to a Delaware limited liability company to be named “DreamWorks Animation, LLC”, pursuant to the provisions of Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-214 of the Delaware Limited Liability Company Act (the “Act”).

The undersigned hereby certifies as follows:

FIRST: The name of the corporation immediately prior to filing this Certificate of Conversion is DreamWorks Animation SKG, Inc. (the “Converting Corporation”).

SECOND: The date the Certificate of Incorporation of the Converting Corporation was originally filed with the Secretary of State of the State of Delaware was July 13, 2004.

THIRD: The name of the limited liability company as set forth in the Certificate of Formation is DreamWorks Animation, LLC (the “Company”).

FOURTH: The conversion of the Converting Corporation to the Company has been approved in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion this 23rd day of August, 2016.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Arthur R. Block
Name: Arthur R. Block
Title: Authorized Officer